Atlantic Canada Opportunities Agency	Agence de promotion économique du Canada atlantique

P.O. Box 2284, Station Central

Halifax, Nova Scotia

B3J 3C8

Project Number: 200804

November 25, 2020

Metamaterial Technologies Inc.

1 Research Drive, Suite 215

Dartmouth, Nova Scotia

B2Y 4M9

Attention: Dr. George Palikaras

Dear Dr. Palikaras:

Re: Revised Repayment Schedule in effect as of January 1, 2021

On April 1, 2020, the Atlantic Canada Opportunities Agency, along with all other regional development agencies, applied a deferral on all payments due as part of the Government of Canada’s response to the COVID-19 outbreak. This deferral of payments and related interest charges (if applicable) was implemented to relieve some of the financial pressures your business might have been experiencing.

As this payment deferral period is ending December 31, 2020, I am attaching your revised Repayment Schedule, which comes into effect on January 1, 2021. All other terms and conditions of our Agreement, accepted by you on August 30, 2012 and as amended thereafter if such is the case, remain unchanged.

However, ACOA recognizes that certain sectors and businesses may continue to face economic hardship. Therefore, if you have any concerns about your ability to resume payments or any other questions pertaining to our procedures, please do not hesitate to contact Paul Hayes at (800) 565-1228 or (902) 426-3174 or via e-mail at paul.hayes@canada.ca.

Paul Hayes will be more than happy to discuss your situation and go over the options available to you. We will work with you to find a solution that works best as we navigate through this exceptional situation together. Should any additional deferral periods be granted, you will be informed of such.

Yours truly,

Bill Grandy

Director General, Programs

Atlantic Canada Opportunities Agency

Attachment:

- Repayment Schedule

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Revised Repayment Schedule

Client:	Metamaterial Technologies Inc.
Account Number:	200804
Number of Repayments:	84
Start Date	2015/10/01
End Date:	2023/06/01
Total Repayable:	$500,000.00

Payment #	Amount Due	Due Date	Amount Paid to Date $321408.00	Amount Outstanding $178,592.00
55	$5,952.00	2021/01/01		$172,640.00
56	$5,952.00	2021/02/01		$166,688.00
57	$5,952.00	2021/03/01		$160,736.00
58	$5,952.00	2021/04/01		$154,784.00
59	$5,952.00	2021/05/01		$148,832.00
60	$5,952.00	2021/06/01		$142,880.00
61	$5,952.00	2021/07/01		$136,928.00
62	$5,952.00	2021/08/01		$130,976.00
63	$5,952.00	2021/09/01		$125,024.00
64	$5,952.00	2021/10/01		$119,072.00
65	$5,952.00	2021/11/01		$113,120.00
66	$5,952.00	2021/12/01		$107,168.00
67	$5,952.00	2022/01/01		$101,216.00
68	$5,952.00	2022/02/01		$95,264.00
69	$5,952.00	2022/03/01		$89,312.00
70	$5,952.00	2022/04/01		$83,360.00
71	$5,952.00	2022/05/01		$77,408.00
72	$5,952.00	2022/06/01		$71,456.00
73	$5,952.00	2022/07/01		$65,504.00
74	$5,952.00	2022/08/01		$59,552.00
75	$5,952.00	2022/09/01		$53,600.00
76	$5,952.00	2022/10/01		$47,648.00
77	$5,952.00	2022/11/01		$41,696.00
78	$5,952.00	2022/12/01		$35,744.00
79	$5,952.00	2023/01/01		$29,792.00
80	$5,952.00	2023/02/01		$23,840.00
81	$5,952.00	2023/03/01		$17,888.00
82	$5,952.00	2023/04/01		$11,936.00
83	$5,952.00	2023/05/01		$5,984.00
84	$5,984.00	2023/06/01		$0.00

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